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                                                                     EXHIBIT 5.1


                                 ALSTON&BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-7777
                                 www.alston.com

                                  July 26, 2005

Movie Gallery, Inc.
   and the subsidiary guarantors listed on Annex A
900 West Main Street
Dothan, Alabama 36301

        Re: Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to Movie Gallery, Inc., a Delaware corporation (the "Company") and the subsidiary guarantors listed on Annex A (the "Guarantors" and together with the Company, the "Issuers") in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended (the "Securities Act"),
(a) $325,000,000 principal amount of the Company's 11% Senior Notes due 2012 (the "New Notes") and (b) the related guarantees on the New Notes by the Guarantors (together with the New Notes, the "Securities") to be issued under an Indenture dated as of April 27, 2005 (the "Indenture") between the Company and SunTrust Bank, as Trustee (the "Trustee"). Following the effectiveness of the Registration Statement, the Company intends to issue the New Notes to the several holders $325,000,000 principal amount of the Company's 11% Senior Notes due 2012 (the "Old Notes") in exchange for such Old Notes and the related guarantees of the Old Notes by the Guarantors (the "Old Securities"). This opinion letter is rendered pursuant to Item 21 of Form S-4 and Item 601 of the Commission's Regulation S-K.

         We have examined the Old Securities, the proposed form of Securities, the Indenture, and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

         As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Issuers and certificates of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with



   Bank of America Plaza         90 Park Avenue         3201 Beechleaf Court,      601 Pennsylvania Avenue,
  101 South Tryon Street,      New York, NY 10016             Suite 600                      N.W.
        Suite 4000                212-210-9400         Raleigh, NC 27604-1062     North Building, 10th Floor
 Charlotte, NC 28280-4000      Fax: 212-210-9444            919-862-2200          Washington, DC 20004-2601
       704-444-1000                                       Fax: 919-862-2260              202-756-3300
     Fax: 704-444-1111                                                                Fax: 202-756-3333


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regard to matters of fact, and, accordingly, we do not express any opinion as to matters of fact that might have been disclosed by independent verification.

         In rendering our opinion set forth below, we have assumed, without any independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, facsimile, photostatic or electronic copies, (v) that the form of the Securities will conform to that included in the Indenture, (vi) the due authorization, execution and delivery of the Indenture by each of the parties thereto (other than the Issuers) under the laws of their respective jurisdictions of incorporation or organization, (vii) that all parties to the documents examined by us have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunder, and (viii) that the Indenture has been duly qualified under the Trust Indenture Act of 1939.

         Based on and subject to the foregoing, it is our opinion that, upon due execution of the Securities by the Issuers, due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof in exchange for Old Securities as contemplated by the Registration Statement, the Securities will be validly issued and will constitute legally binding obligations of the Issuers entitled to the benefits of the Indenture and enforceable against the Issuers in accordance with their terms subject to (a) applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law and (c) concepts of good faith and fair dealing, materiality and reasonableness.

         Our opinion set forth above is limited to the laws of the State of New York and the State of Delaware and we do not express any opinion herein concerning any other laws.

         This opinion letter is provided to the Issuers for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent, except that the Issuers may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. The only opinion rendered by us consists of those matters set forth in the fifth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated.

         We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


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                                   Alston & Bird, LLP



                                   By: /s/ Richard W. Grice
                                      ---------------------
                                       A Partner


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                                    EXHIBIT A


Movie Gallery US, Inc.

Movie Gallery Finance, Inc.

Movie Gallery Licensing, Inc.

Movie Gallery Services, Inc.

M.G.A. Realty I, LLC

M.G. Digital, LLC

Movie Gallery Asset Management, Inc.

Hollywood Entertainment Corporation

Hollywood Management Company